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                                                                   EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is made as of this 26th day of September 2002 by and between PHARMION CORPORATION, with principal offices at 2525 28th Street, Boulder, Colorado (the "COMPANY"), and ERLE T. MAST of 12376 Figtree Street, San Diego, California ("EXECUTIVE") (collectively, the "PARTIES").

         WHEREAS, the Company wishes to employ Executive and to assure itself of the continued services of Executive on the terms set forth herein; and

         WHEREAS, Executive wishes to be so employed under the terms set forth herein.

         NOW, THEREFORE, in consideration of the promises, mutual covenants, the above recitals, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to the following terms and conditions of the Executive's employment:

         1. EMPLOYMENT. The Company hereby agrees to employ Executive as Chief Financial Officer, and Executive hereby accepts such employment upon the terms and conditions set forth herein and agrees to perform duties as assigned by the Company. The Executive's employment as provided herein, shall be deemed to have commenced, July 9, 2002 ("EFFECTIVE DATE"), and shall continue until terminated pursuant to the provisions of Section 10 below ("TERMINATION").

         2. AT-WILL EMPLOYMENT. IT IS UNDERSTOOD AND AGREED BY THE COMPANY AND EXECUTIVE THAT THIS AGREEMENT DOES NOT CONTAIN ANY PROMISE OR REPRESENTATION CONCERNING THE DURATION OF EXECUTIVE'S EMPLOYMENT WITH THE COMPANY. EXECUTIVE SPECIFICALLY ACKNOWLEDGES THAT HIS/HER EMPLOYMENT WITH THE COMPANY IS AT-WILL AND MAY BE ALTERED OR TERMINATED BY EITHER EXECUTIVE OR THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE AND/OR WITH OR WITHOUT NOTICE. EXECUTIVE ACKNOWLEDGES THAT THE COMPANY'S ONLY OBLIGATIONS, IF ANY, UPON TERMINATION OF EXECUTIVE'S EMPLOYMENT ARE SET FORTH IN SECTION 11 BELOW, WHICH SECTION DOES NOT ALTER THE AT-WILL NATURE OF EXECUTIVE'S EMPLOYMENT. THE NATURE, TERMS OR CONDITIONS OF EXECUTIVE'S EMPLOYMENT WITH THE COMPANY CANNOT BE CHANGED BY ANY ORAL REPRESENTATION, CUSTOM, HABIT OR PRACTICE, OR ANY OTHER EXCEPT AS PROVIDED FOR IN THE FINAL SENTENCE OF THIS SECTION 2. IN ADDITION, THAT THE RATE OF SALARY OR OTHER COMPENSATION IS STATED IN UNITS OF YEARS OR MONTHS DOES NOT ALTER THE AT-WILL NATURE OF THE EMPLOYMENT, AND DOES NOT MEAN AND SHOULD NOT BE INTERPRETED TO MEAN THAT EXECUTIVE IS GUARANTEED EMPLOYMENT TO THE END OF ANY PERIOD OF TIME OR FOR ANY PERIOD OF TIME. IN THE EVENT OF CONFLICT BETWEEN THIS DISCLAIMER AND ANY OTHER STATEMENT, ORAL OR WRITTEN, PRESENT OR FUTURE, CONCERNING TERMS AND CONDITIONS OF EMPLOYMENT, THE AT-WILL RELATIONSHIP CONFIRMED BY THIS DISCLAIMER SHALL CONTROL. THIS AT-WILL STATUS CANNOT BE ALTERED EXCEPT IN WRITING SIGNED BY EXECUTIVE AND THE COMPANY, WITH EXPLICIT APPROVAL OF THE BOARD OF DIRECTORS.

         3. DUTIES. Executive shall render exclusive, full-time services (except if/as agreed to in advance by the Company CEO or COO) to the Company as its Chief Financial Officer.

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He/she shall render such services diligently. At the outset of employment with the Company, Executive shall report to the Company's Chief Executive Officer, who is now Patrick Mahaffy. Executive shall perform services under this Agreement at the Boulder, Colorado office of the Company, from such other locations as directed by the Company, and from locations necessary to perform the duties of Chief Financial Officer under this Agreement. Executive's responsibilities, title, working conditions, location, duties and/or any other aspect of Executive's employment may be changed, added to or eliminated during employment at the sole discretion of the Company. During the Term of this Agreement, the Executive shall devote his/her time, skill and attention to the performance of his/her duties on behalf of the Company.

         4. POLICIES AND PROCEDURES. Executive agrees that He/she is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. Executive further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Executive.

         5.       COMPENSATION.

                  (a) BASE SALARY. For services rendered under this Agreement, the Company agrees to pay to the Executive, and the Executive agrees to accept a salary of $275,000 per annum ("Base Salary"). Such Base Salary shall be payable in installments in accordance with the Company's normal payroll practices and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with the Executive. Executive's Base Salary will be reviewed annually by the Company's Board of Directors beginning March 1, 2003, and may be adjusted from time to time as the Board, in its sole discretion, deems appropriate.

                  (b) BONUS. Executive will be eligible to participate in a bonus plan pursuant to which She/he may be entitled to receive an annual bonus equal to up to 20% of his/her Base Salary based upon the achievement by Executive and the Company of certain milestones as determined solely in the discretion of the Company's Board of Directors.

         6.       [RESERVED]

         7.       RELOCATION EXPENSES. Refer to attached Relocation Addendum

         8. OTHER BENEFITS. While employed by the Company as provided herein:

                  (a) EMPLOYEE BENEFITS. The Executive shall be entitled to participate in the Company's various employee benefit plans as such plans are established pursuant to the terms and conditions of such plans. Currently, the Company has adopted the following plans: Group health, vision and dental insurance plan; short and long term disability plan, life insurance plan; and 401(k) plan. The Company reserves the right to alter, amend and to terminate the benefits received by Executive from time to time at the Company's discretion, and nothing in this Section shall require that the Company adopt, amend, maintain or terminate any employee benefit plan.

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                  (b)      EXPENSE REIMBURSEMENT. The Executive shall receive,
against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred in connection with the performance of his/her duties hereunder, according to the policies of the Company.

                  (c) PAID VACATION TIME. The Executive shall be entitled to 4 weeks paid vacation time per year in accordance with the Company's vacation time policy.

         9. PROPRIETARY AND OTHER OBLIGATIONS. Executive acknowledges that signing and complying with the Confidential Information and Invention Assignment Agreement ("Confidentiality Agreement") attached as Attachment A, is a condition of his/her employment by the Company. Executive therefore agrees to sign and comply with the Confidentiality Agreement and acknowledges that by beginning employment with the Company, She/he will be deemed to have signed and agreed to all provisions of the Confidentiality Agreement.

         10. TERMINATION. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

                  (a) TERMINATION UPON EXECUTIVE'S DEATH. This Agreement shall terminate upon the death of Executive.

                  (b) TERMINATION UPON EXECUTIVE'S DISABILITY. Subject to any state or federal law or regulation governing employees with disabilities, the Company may terminate this Agreement upon the Disability of Executive. For purposes of this Agreement, "Disability" shall mean that Executive, due to illness, accident, or other physical or mental incapacity, has been substantially unable to perform the duties required of his/her under this Agreement, either with or without reasonable assistance, for a continuous period of more than three months.

                  (c) TERMINATION BY THE COMPANY FOR JUST CAUSE. The Company may terminate Executive's employment under this Agreement for Just Cause. For purposes of this Agreement, "Just Cause" for termination shall mean that the Company, acting in good faith based upon the information then known to it, determines that:

                           (i)      Executive has committed or engaged in
negligent or willful conduct that is likely to be detrimental to the Company;

                           (ii)     Executive has engaged in acts which
constitute theft, fraud, or other illegal or dishonest conduct which are considered to be harmful to the Company as determined by the majority vote of its Board of Directors;

                           (iii)    Executive has willfully disobeyed the
reasonable and lawful directives of the Company's Chief Executive Officer, Chief Operating Officer, or the Company's President or Board of Directors;

                           (iv)     Executive has refused or is unwilling to
perform his/her job duties;

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                           (v)      Executive has failed adequately to perform
his/her job duties, provided, however, that the Company shall provide Executive with written notice of the deficiencies in his/her performance and Executive shall be given 45 days to remedy such deficiencies.

                           (vi)     Executive has demonstrated habitual
absenteeism;

                           (vii)    Executive is substantially dependent on
alcohol or any controlled substance or violates any general Company policy with regard to alcohol or controlled substances;

                           (viii)   Executive has engaged in acts which
constitute sexual or other forms of illegal harassment or discrimination;

                           (ix)     Executive makes public remarks that
disparage the Company, its Board of Directors, officers, directors, advisors, executives, affiliates or subsidiaries;

                           (x)      Executive violates his/her fiduciary duty to
the Company, or his/her duty of loyalty to the Company,

                           (xi)     Executive breaches any term of this
Agreement, including the Confidentiality Agreement attached hereto as Attachment A.

         The Parties acknowledge that this definition of "Just Cause" in not intended and does not apply to any aspect of the relationship between the Company and any of its employees, including Executive, beyond determining Executive's eligibility for severance pay pursuant to Section 11 below.

                  (d) TERMINATION BY THE COMPANY WITHOUT JUST CAUSE. The Company may terminate Executive's employment without Just Cause upon 30 days' advance written notice to Executive.

                  (e) TERMINATION BY EXECUTIVE FOR GOOD REASON. Upon written notice to the Company, Executive may terminate their employment under this Agreement for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                           (i)      The Company becoming insolvent, as evidenced
by its inability to meet its obligations in the ordinary course of business

                           (ii)     A reduction in Executive's Base Salary of
more than 10% per year, without Executive's consent;

                           (iii)    The Executive being required to relocate
his/her residence further than 45 miles from the Company's office located at 2525 28th Street, Boulder, Colorado, without Executive's consent; or

                           (iv)     A dramatic reduction in the scope of
Executive's duties, a significant change in the content of Executive's duties, or an organizational realignment which

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requires Executive to report to a level lower than the CEO or COO or head of a significant business unit without his/her consent, in each case occurring within 24 months following a Change of Control. For the purposes of this Agreement, "Change of Control" shall mean (1) a sale of substantially all of the assets of the Company; (2) a merger into or consolidation of the Company with any other corporation, except any such merger or consolidation involving the Company or a subsidiary of the Company in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 50% by voting power of the capital stock of (a) the surviving or resulting corporation or (b) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, or (3) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any parent or subsidiary corporation of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

         Executive must provide the Company with written notice of his/her decision to terminate his/her employment for Good Reason pursuant to this
Section 10(e) no later than 90 days following the receipt of a notice from the company than an act or event constituting Good Reason has occurred.

                           (f)      TERMINATION BY EXECUTIVE FOR OTHER THAN GOOD
REASON. Executive may terminate his/her employment under this Agreement other than for Good Reason upon 30 days' advance written notice to The Company.

         11. COMPENSATION AND OTHER BENEFITS UPON TERMINATION. Executive shall be entitled to the following compensation and benefits upon the termination of his employment:

                  (a) TERMINATION AS A RESULT OF EXECUTIVE'S DEATH OR DISABILITY. Upon termination of Executive's employment pursuant to Section 10(a) [termination as a result of Executive's death], or Section 10(b) [termination as a result of Executive's Disability], Executive shall be entitled to receive any Base Salary and prorated bonus earned but unpaid as of the date of termination, all accrued but unused vacation benefits as of the date of termination, and any business expenses that were incurred but not reimbursed as of the date of termination.

                  (b) TERMINATION BY THE COMPANY FOR JUST CAUSE; TERMINATION BY EXECUTIVE FOR OTHER THAN GOOD REASON. Upon termination of Executive's employment pursuant Section 10(c) [termination by The Company for Just Cause] or Section 10(f) [termination by Executive for other than Good Reason], Executive shall be entitled to receive any Base Salary earned but unpaid as of the date of termination, all accrued but unused vacation benefits as of the date of termination, and any business expenses that were incurred but not reimbursed as of the date of termination.

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                  (c)      TERMINATION BY THE COMPANY WITHOUT JUST CAUSE,
TERMINATION BY EXECUTIVE FOR GOOD REASON. Upon termination of Executive's employment pursuant to Section 10(d) [termination by the Company without Just Cause] or Section 10(e) [termination by Executive for Good Reason], Executive shall be entitled to receive any Base Salary earned but unpaid as of the date of termination, all accrued but unused vacation benefits as of the date of termination, and any business expenses that were incurred but not reimbursed as of the date of termination. In addition, upon the execution by Executive and delivery to the Company of a Request for Severance Pay and Release of Claims in the form attached hereto as Attachment B (the "RELEASE") releasing all claims that Executive may have against Company as of the date Executive signs such Release, Executive shall be entitled to receive severance pay ("SEVERANCE PAY") made either in a lump sum or in twelve equal monthly installments, in the Company's sole discretion, equal to twelve (12) months' of Executive's Base Salary (calculated at the same rate of Base Salary most recently applicable to Executive immediately prior to the date of termination), and 12 months COBRA benefit coverage for health, dental and vision insurance. The Severance Pay shall be subject to such deductions or withholdings as the Company is required to make pursuant to law. Executive shall not be entitled to receive any Severance Pay from the Company until the Release has become effective pursuant to its terms.

         PARACHUTE PAYMENT CUTBACK. If any payment or benefit Executive would receive from the Company or otherwise ("Total Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Total Payment shall be reduced to an amount which results in no portion of the Total Payment being subject to the excise tax. If a reduction in payments or benefits constituting "parachute payments" is necessary, such reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval): reduction of the Severance Pay; cancellation of any accelerated vesting of stock awards in reverse order of grant; reduction of employee benefits. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make such a determination. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.

         12. RESTRICTIVE COVENANT; NON-COMPETE. The Executive acknowledges and agrees that the agreements and covenants contained in this Section 12 are
(i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company's business and assets, and by his employment with the Company, the Executive will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company's substantial

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detriment. For purposes of this Section 12, references to the Company shall be deemed to include its subsidiaries.

                  (a) NON-COMPETE. The Executive covenants and agrees that during the Executive's employment with the Company (the "Employment Period") and for a period extending to the first anniversary of the Executive's Termination for any reason (the "Restricted Period"), with respect to any State or foreign country in which the Company is engaged in business at the time of such termination, the Executive shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which competes to a material extent with the business activities in which the Company is engaged at the time of such termination or in which business activities the Company has documented plans to become engaged in and as to which Executive has knowledge at the time of Executive's termination of employment, or any entity in which any such relationship with the Executive would result in the inevitable use or disclosure of Confidential Information. Notwithstanding anything herein to the contrary, this Section 12(a) shall not prevent the Executive from acquiring as an investment securities representing not more than one percent (1%) of the outstanding voting securities of any publicly-held corporation.

                  (b)      EXTENSION. If Employee violates the provisions of
Section 12(a) above, the Employee shall continue to be bound by the restrictions set forth in Section 12(a) until a period of one year has expired without any violation of such provisions.

                  (c) BLUE PENCIL. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 12 unenforceable, the other provisions of this
Section 12 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

         13.      MISCELLANEOUS.

                  (a) TAXES. Executive agrees to be responsible for the payment of any taxes due on any and all compensation or benefit provided by the Company pursuant to this Agreement. Executive agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation or benefit provided by the Company pursuant to this Agreement. Executive expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Executive pursuant to this Agreement.

                  (b) MODIFICATION/WAIVER. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect their or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct

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or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

                  (c) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of the Company. This Agreement shall not be assignable by the Executive.

                  (d) NOTICES. All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at his/her or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner. Executive promptly shall notify Company of any change in Executive's address. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

                  (e) GOVERNING LAW; PERSONAL JURISDICTION AND VENUE. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado. The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Colorado and agree to Colorado courts' exercise of personal jurisdiction. The Parties further agree that if they are unable to reach an agreement concerning the nature and terms of alternative dispute resolution, any disputes relating to this Agreement shall be brought in the District Court of the 20th Judicial District, Boulder, Colorado, and they hereby consent to the jurisdiction of such Court.

                  (f) ENTIRE AGREEMENT. This Agreement together with Attachment A and B hereto set forth the entire agreement and understanding of the parties hereto with regard to the employment of the Executive by the Company and supersedes any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                            [Signature Page Follows]

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          IN WITNESS WHEREOF, the Parties have each duly executed this
Employment Agreement as of the day and year first above written.

                                                   PHARMION CORPORATION

                                                       /s/ Patrick Mahaffy
                                                   -----------------------------
                                                   By: Patrick Mahaffy
                                                   Its: Chief Executive Officer

                                                   EXECUTIVE

                                                       /s/ Erle T. Mast
                                                   -----------------------------
                                                   ERLE T. MAST